Exhibit 99.1
Sun River Energy, Inc. Announces Commencement of Drilling Operations in East Texas
Dallas, TX — (PRNewswire-FirstCall) — December 1, 2010 —Sun River Energy, Inc. (OTC:BB:SNRV). Sun River Energy, Inc. (the “Company” or “Sun River”) announces that it commenced drilling activities on November 30, 2010, in compliance with the terms of the Devon Energy Production Company, L.P. Farmout Agreement, which Sun River announced on October 27, 2010.
Sun River Operating, Inc. permitted the Neal Heirs #1 (API # 42-365-37706) on November 18, 2010 with the Texas Railroad Commission in District 6, Panola County, Texas. The well is permitted to 12,000 feet in the Carthage Field to test the Haynesville Shale. It is anticipated to encounter commercially productive zones in the Travis Peak and Cotton Valley geological formations.
Donal R. Schmidt, Jr., the Company’s CEO and President, stated, “Sun River’s Farmout with Devon called for drilling to commence no later than November 30th. When you factor in the Thanksgiving Holiday, our team worked hard to timely spud this first well. This is a clear example of the quality and experience of our employees and their ability to work under time sensitive deadlines. It is always great to see a project come together when you have a short fuse. When we executed the Farmout, I was aware we would have to hustle to meet the initial deadline, but the confidence I placed in our professionals turned out to be well founded.”
About Sun River Energy, Inc.:
Sun River Energy, Inc. is a Dallas-based, development-stage oil and gas exploration and production company. For further information on the Company, please visit our website www.snrv.com.
Media Contact:
Gilbert Steedley
1-800-669-6511
Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate any proposed acquisitions; the risk that one or more conditions to closing a proposed transaction may not be satisfied; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company’s success in drilling, the Company’s ability to fund the acquisition of oil and gas assets and the Company’s planned capital investments; the Company’s future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.